EXHIBIT 99.1

Fifth Street Finance Corp. Releases Its Monthly Newsletter

WHITE PLAINS, N.Y., Jan. 14, 2009 (GLOBE NEWSWIRE) -- Fifth Street Finance Corp. (NYSE:FSC) released its monthly newsletter today.

Fifth Street Finance Corp. Monthly Newsletter

January 2009

Initial Thoughts for the New Year

First off, we at Fifth Street would like to wish you all a happy New Year. 2008 has now passed into memory, but we expect that there will be long-term effects as a result of the financial turmoil which will carry over into 2009. As a result, we have been proactively managing our portfolio companies. For example, in October, we asked all of our companies for more frequent updates on operating results.

The macro-economic environment has been challenging, with each day presenting new and different challenges, and requiring responses to very fast moving events. We now have data from all of our portfolio companies for the very volatile October and November time periods. With that information in hand, and noting that we are going to report quarterly results in early February, we want to update our investors on the lower middle market and specifically how the last quarter affected our portfolio companies.

I'll begin with the bad news. We experienced our first payment default with American Hardwoods, and have adjusted this to a 5 Rated security and will likely be marking it down further; we previously marked down this investment from its $11 million cost to a fair value of $4.2 million as of September 30, 2008. We rate our investments monthly, and believe in being pro-active with regard to problem assets even if they don't show near term signs of a payment default.

The good news is all of our other portfolio companies have made their scheduled interest payments for the month of December.

With regard to the rest of the portfolio, all of our investments seem to be impacted by the economy, but some much more than others. For example, Boot Barn, a specialty retailer of western apparel, performed well in the holiday season and achieved results better than plan. In addition, the company repaid $3.5 million of the $7 million investment we made last quarter. We are particularly pleased with our equity sponsor partner's and management's execution in this difficult time for retailers. Some of our other retailers, however, have been more affected by a tougher holiday season.

We continue to see the vast majority of our equity sponsors supporting their companies in this troubled time. It is difficult times like these when sponsors have the opportunity to distinguish themselves, with the best sponsors proactively monitoring their portfolio companies and supporting them with their time and, if necessary, additional capital. We are carefully observing the behavior of our sponsors and will be able to use our observations to select those with which we will invest again in the future and those with which we will not. We only plan to work with sponsors that support their companies.

We have announced an increase to our regular dividend and a special dividend of five cents per share for the second fiscal quarter. Our Board of Directors is conservative in making sure we earn our dividend before paying it out. We plan to pay out approximately 98% of distributable income in the coming year, and our projections include an estimate of non-performing assets. We are very comfortable with our current dividend policy.

We recently renewed our line with Bank of Montreal at LIBOR+325. We appreciate the support of our lending partner, and plan to use a portion of the line to selectively originate new loans with our private equity sponsor partners.

As we said on our year-end conference call, we will not join many of the other BDCs in requesting approval to sell shares below book value. We also put into place an $8 million open-market share repurchase plan, which has and will be implemented as and when the stock reaches levels such that we determine a share repurchase would be a better investment than retaining excess cash for new investments. New investments in this market are returning an expected IRR of almost 20% for sponsor-backed financings with substantial new equity investments and opening availability. This continues to be the best market for investing new capital that we have seen in the past eleven years of operation.

Unlike many of our peers, we are adequately staffed and thus retaining our core team which will allow us to take advantage of the opportunities in the next cycle as well as dedicate substantial portfolio management resources during this credit dislocation. Our process, procedure, and methodology have been carefully refined and crafted, and while we are always finding ways to improve our scoring system, we are very pleased with the credit quality and sponsor evaluation results in the portfolio. We believe that we will experience a substantially lower default rate then our peers due to three important differentiating points: (1) Originating 100% of our loans and setting appropriate covenants; (2) structuring only senior secured first and second lien transactions; and (3) completing transactions only in connection with a private equity sponsor.

We continue to be very pro-active in this volatile time and realize that preservation of capital in this environment is paramount. We look forward to continuing to prove to our shareholders through transparency, communication, and, most importantly, execution that Fifth Street is a good partner.

The Fifth Street Finance Corp. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=5525

Forward-Looking Statements

This press release may contain certain forward-looking statements, including statements with regard to the future performance of Fifth Street Finance Corp. Words such as "believes," "expects," "projects," and "future" or similar expressions are intended to identify forward-looking statements. These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions. Certain factors could cause actual results to differ materially from those projected in these forward-looking statements, and some of these factors are enumerated in Fifth Street Finance Corp.'s prospectus, dated June 11, 2008. Fifth Street Finance Corp. undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

CONTACT:  Fifth Street Finance Corp.
          Stacey Thorne, VP, Investor Relations
          (914) 286-6811
          stacey@fifthstreetcap.com